Exhibit 99.1

3000 John Deere Road, Toano, VA 23168 Phone: (757) 259-4280.● Fax (757) 259-7295 www.lumberliquidators.com

LUMBER LIQUIDATORS ANNOUNCES
NEW SENIOR MANAGEMENT APPOINTMENT

TOANO, Va., May 29, 2018 – Lumber Liquidators (LL), the largest specialty retailer of hardwood flooring in North America, today announced that it has appointed Charles Tyson as Chief Customer Experience Officer. Mr. Tyson, who will report to Dennis Knowles, the Company's President and Chief Executive Officer, brings 30 years of broad retail and commercial merchandising and Omni-channel marketing leadership, from department stores, value, “big box” and specialty retail concepts.

"We are extremely pleased to welcome someone of Charles’ caliber to our senior leadership team, particularly as we focus on strengthening our value proposition and enhancing the shopping experience for our customers," commented Dennis Knowles, President and Chief Executive Officer. “Charles’ diverse mix of merchandising, marketing and supply chain experience as well as his Omni-channel and retail business acumen are uniquely suited for Lumber Liquidators and are an ideal complement to our leadership team.”

From 2008 to 2017, Mr. Tyson held various roles at Advance Auto Parts, Inc., an automotive aftermarket parts provider, including Executive Vice President, Merchandising, Marketing and Supply Chain from 2013 to 2017 and Senior Vice President, Merchandising, Replenishment and Marketing from 2011 to 2013. He holds a B.Sc. in Business Administration from the City of London Polytechnic (now London Guildhall University).

About Lumber Liquidators

With over 400 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

3000 John Deere Road, Toano, VA 23168 Phone: (757) 259-4280.● Fax (757) 259-7295 www.lumberliquidators.com

For further information contact:

Lumber Liquidators Investor Relations

Steve Calk

Tel: 757.566.7512